Exhibit 10.22

THIS NOTE AND THE SECURITIES ISSUABLE UPON THE CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933.  THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED, OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER SUCH ACT OR UNLESS SOLD PURSUANT TO RULE 144 UNDER SUCH ACT.

H.D.D. LLC

CONVERTIBLE PROMISSORY NOTE

$25,000	March 1, 2013

FOR VALUE RECEIVED, H.D.D.,  LLC, a California limited liability company (the "Company"), hereby promises to pay to the order of HEATH E. DOLAN AND ROBIN A. DOLAN, AS TRUSTEES OF THE DOLAN 2005 FAMILY TRUST U/T/D DATED AUGUST 24, 2005 (the "Lender"), the principal sum of Twenty-Five Thousand Dollars ($25,000), together with simple interest thereon from the date of this Note on the unpaid principal balance.  Interest shall accrue at a rate of ten percent (10%) per annum.

This Note is one of a series of Notes of even date herewith (the "Notes") issued by the Company to the Lender, Daniel A. Carroll and Stasia Obremskey, as Trustees of The Carroll-Obremskey Family Revocable Trust dated April 5,1996, Phillip L. Hurst and Sylvia M. Hurst, as Trustees of The Hurst Family Revocable Trust dated August 1, 2004, and Paul E. Dolan, III, as Trustee of The Dolan 2003 Family Trust u/t/a dated June 5, 2003 (collectively, the "Lenders").  All rights under this Note rank equally with all rights under all other Notes, and no holder of this Note shall have rights senior to the rights of the holders of all or any other Notes.

1.             Repayments and Prepayments.

(a)           All principal and accrued interest under this Note is due and payable on March 1, 2014, or the effective date of the initial public offering of Truett-Hurst, Inc., a Delaware corporation (the "IPO"), whichever date is earlier.

(b)           All payments shall be made in lawful money of the United States of America at the principal office of the Company, or at such other place as the holder hereof may from time to time designate in writing to the Company.  Payment shall be credited first to the accrued interest then due and payable and the remainder applied to principal.  Prepayment of principal, together with accrued interest, may be made at any time without penalty upon five (5) days written notice to the Lender.  Any prepayment of this Note must be made pro rata among all other holders of the Notes.

(c)           Upon payment in full of all principal and interest payable hereunder, this Note shall be surrendered to the Company for cancellation.

2.             Conversion.  In the event that the IPO does not take place before March 1, 2014, the outstanding principal and interest on this Note shall be converted into equity securities of the Company as follows:

(a)           Terms and Conditions.  The outstanding aggregate principal amount of this Note plus all accrued but unpaid interest to the date of conversion (the "Note Balance") shall be converted into that percentage of Class A Membership Interest, as defined in the Second Amended and Restated Operating Agreement of the Company dated January 1, 2010, as amended February 8, 2011, April 21, 2011, May 26, 2011, and May 3, 2012 (the "Operating Agreement"), of the Company that is equal to the quotient obtained by dividing the Note Balance by $16,666,667.

(b)           Mechanics of Conversion.  In connection with such conversion of this Note, the Lender shall surrender this Note, duly endorsed for cancellation, at the principal office of the Company.

(c)           Purchase Agreement.  As a condition of the issuance of this Note, the Lender agrees to execute all necessary documents in connection with the conversion of this Note, including, but not limited to, a membership interest purchase agreement, and agreement that all membership interests are to be held subject to the terms and provisions of the Operating Agreement and the Right of First Refusal, Co-Sale and Buy-Sell Agreement of the Company dated June 4, 2008, as amended January 1, 2010.

3.             Events of Default; Acceleration.  Upon the occurrence of any Event of Default (as defined below), and the written election of the record holders of more than 50% of the principal amount of the Notes then outstanding, the entire unpaid principal balance of this Note and all of the unpaid interest accrued thereon shall be immediately due and payable and the Lender shall have all legal and equitable rights of holders of unsecured debt instruments.  For purposes of this Note, the following events shall each constitute an "Event of Default":  (i) failure to pay any amount owing by the Company hereunder when due and payable within ten (10) days after receipt of written notice from the holder of this Note, or (ii) the initiation of any bankruptcy, insolvency, moratorium, receivership or reorganization by or against the Company, or a general assignment of assets by the Company for the benefit of creditors.

4.             Miscellaneous.

(a)           Waiver; Supplemental Agreement.  With the written consent of the record holders of more than 50% of the aggregate principal amount of the Notes then outstanding, the obligations of the Company and the rights of the holders under the Notes may be waived (either generally or in a particular instance, either retroactively or prospectively and either for a specified period of time or indefinitely), and with the same consent the Company, when authorized by resolution of its Board of Directors, may enter into a supplementary agreement for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Note; provided, however, that no such waiver or supplemental agreement shall (i) reduce the above percentage of principal amount, the holders of which are required to consent to any waiver or supplemental agreement, without the consent of the record or beneficial holders of all of the Notes, nor (ii) increase the obligations of any holder of a Note without such holder's written consent.

(b)           Successors and Assigns.  This Note shall be binding upon the Company's successors and assigns, and shall inure to the benefit of the Lender's successors and assigns.

(c)           Usury.  In no event shall the interest rate and other charges under this Note exceed the highest rate permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable hereto.  In the event that a court determines that Lender has received interest and other charges under this Note in excess of the highest permissible rate applicable hereto, such excess shall be deemed received on account of, and shall automatically be applied to reduce, the outstanding principal amount hereunder and the provisions thereof shall be amended to provide for the highest permissible rate.  If there is no outstanding principal amount under this Note, Lender shall refund such excess to the Company.

(d)           Governing Law.  This Note shall be governed by and construed in accordance with the laws of the State of California as applied to agreements among California residents entered into and to be performed entirely within California.

(e)           Attorneys' Fees and Expenses.  The Company hereby agrees, subject only to any limitation imposed by applicable law, to pay all expenses, including reasonable attorneys' fees and legal expenses, incurred by the holder of this Note in endeavoring to collect any amounts payable hereunder which are not paid when due, whether by declaration or otherwise.

(f)           Waiver of Formalities.  The parties hereby expressly waive presentment, demand for payment, dishonor, notice of dishonor, protest, notice of protest, and any other formality.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned has executed this Convertible Promissory Note as of the date first set forth above.

H.D.D. LLC,
a California limited liability company

By:	/s/ Phillip L. Hurst
Phillip L. Hurst, Manager